EXHIBIT 99.1

Exponent Reports First Quarter of Fiscal Year 2019 Financial Results

 MENLO PARK, Calif., April 18, 2019 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq:EXPO) today reported financial results for the first quarter of fiscal year 2019 ended March 29, 2019.

“Exponent’s first quarter of 2019 built on its positive momentum from 2018. In line with our prior expectations, we achieved low-single digit revenue growth despite the challenging year-over-year comparison. We are executing on our strategies to drive growth across the business, leveraging the success of our large user study led by our human factors practice, and expanding our reach across new use cases as our clients look to unlock the power of data to inform artificial intelligence systems. Our expertise in battery technologies continues to be a source of strength for Exponent, as we are seeing expansion into mobility devices. We are also experiencing increased demand for integrity management consulting related to electrical infrastructure, and engineering and construction management expertise on large international capital projects. We expect continued strength in these areas as we move through 2019,” commented Dr. Catherine Corrigan, President and Chief Executive Officer.

“Exponent increasingly deploys its interdisciplinary teams across multiple industry domains, allowing us to address the complex problems associated with integrated technologies. Our unique capabilities and adaptable business model shape Exponent’s leading market position. We look forward to working with our clients to address their most complex technical issues,” continued Dr. Corrigan.

First Quarter Financial Results

Total revenues and revenues before reimbursements grew 3% in the first quarter of 2019. Total revenues were $99.0 million, as compared to $96.5 million in the same quarter of 2018. Revenues before reimbursements were $93.4 million as compared to $90.7 million in the same period one year ago.

Net income was $22.7 million, or $0.42 per diluted share, in the first quarter of 2019, as compared to $20.3 million, or $0.38 per diluted share, in the same period of 2018. The tax benefit for the classification of tax adjustments associated with share-based awards realized in the first quarter of 2019 was $5.7 million, as compared to $3.9 million in first quarter of 2018.

Inclusive of the tax benefit, Exponent’s consolidated tax rate was 2.7% in the quarter, as compared to 9.4% for the same period last year.

EBITDA1 increased 2% to $23.9 million, as compared to $23.5 million in the first quarter of 2018.

In the first quarter, Exponent paid $8.2 million in dividends and closed the period with $171.8 million in cash, cash equivalents and short-term investments.

In a separate press release today, Exponent announced a $0.16 quarterly dividend payment and reiterated its intent to continue to pay quarterly dividends.

Business Overview

Exponent’s engineering and other scientific segment represented approximately 80% of the Company’s first quarter net revenues. Net revenues in this segment grew 4% in the first quarter as compared to the same period in 2018. During the quarter, this segment had noteworthy performances in its human factors, materials science, thermal science, structural engineering and construction consulting practices. The human factors practice is leveraging the user research laboratory in Phoenix as well as the Company’s global footprint to collect diverse data sets for clients. Exponent’s inter-disciplinary team of materials scientists, thermal scientists and structural engineers are advising utility clients regarding infrastructure integrity management.  Our construction consulting practice is teaming with several of our engineering practices to support international arbitrations related to issues on large capital projects.

Exponent’s environmental and health segment represented approximately 20% of the Company’s first quarter net revenues. Net revenues in this segment declined 2% in the first quarter as compared to the same period in 2018. Within this segment, the chemical regulation and food safety practice continued to grow as Exponent’s highly credentialed scientists assessed the impact of chemicals on human health and the environment. Growth in both segments was offset as there were fewer billable hours supporting user studies led by our human factors practice.

Business Outlook

“Our outlook reflects positive momentum across the business, which will be partially offset by a challenging year-over-year comparison due to the conclusion of the large project last year. For the full year, we continue to expect revenues before reimbursements to grow in the mid- to high-single digits and EBITDA2 margin to decline by approximately 75 to 125 basis points as compared to 2018,” commented Richard Schlenker, Executive Vice President and Chief Financial Officer.

“As we look ahead, clients will continue to be confronted with a broad range of safety, health, environmental and reliability issues. Exponent engages top scientists and engineers from an extensive array of disciplines, building our industry teams through market intelligence, capability development and thought leadership. We have an adaptable business model and a long history of anticipating changing client needs. We will continue to leverage these qualities as we deliver valuable solutions to clients,” concluded Dr. Corrigan.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Thursday, April 18, 2019, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (800) 239-9838 or (323) 794-2551. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (888) 2031112 or (719) 457-0820 and entering passcode 6759610#.

Footnotes

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of the measures to GAAP is set forth below.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's inter-disciplinary organization of scientists, physicians, engineers, and business consultants draws from more than 90 technical disciplines to solve the most pressing and complicated challenges facing stakeholders today. The firm leverages over 50 years of experience in analyzing accidents and failures to advise clients as they innovate their technologically complex products and processes, ensure the safety and health of their users, and address the challenges of sustainability.

Exponent may be reached at (888) 656EXPO, info@exponent.com, or www.exponent.com.

Forward Looking Statements

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. When used in this document and in the documents incorporated herein by reference, the words “intend,” "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10K under the heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

Source: Exponent, Inc.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended March 29, 2019 and March 30, 2018
(unaudited)
(in thousands, except per share data)

	Quarters Ended
	March 29,	March 30,
	2019	2018

Revenues
Revenues before reimbursements	$93,401	$90,684
Reimbursements	5,630	5,773

Revenues	99,031	96,457

Operating expenses
Compensation and related expenses	65,093	57,579
Other operating expenses	8,008	7,465
Reimbursable expenses	5,630	5,773
General and administrative expenses	4,546	4,042

	83,277	74,859

Operating income	15,754	21,598

Other income
Interest income, net	1,055	530
Miscellaneous income, net	6,513	322
	7,568	852

Income before income taxes	23,322	22,450

Income taxes	610	2,110

Net income	$22,712	$20,340

Net income per share:
Basic	$0.43	$0.39
Diluted	$0.42	$0.38

Shares used in per share computations:
Basic	52,536	52,744
Diluted	53,814	54,012

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
March 29, 2019 and December 28, 2018
(unaudited)
(in thousands)

	March 29,	December 28,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$79,080	$127,059
Short-term investments	92,680	81,495
Accounts receivable, net	118,864	105,814
Prepaid expenses and other assets	13,986	12,244
Total current assets	304,610	326,612
Property, equipment and leasehold improvements, net	50,854	46,103
Operating lease right-of-use asset	23,852	-
Goodwill	8,607	8,607
Other assets	101,297	87,614
	$489,220	$468,936

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$12,377	$12,283
Accrued payroll and employee benefits	46,406	76,855
Deferred revenues	7,567	9,166
Operating lease liability	5,843	-
Total current liabilities	72,193	98,304
Other liabilities	69,372	55,256
Deferred rent	-	1,467
Operating lease liability	18,478	-
Total liabilities	160,043	155,027

Stockholders' equity:
Common stock	66	66
Additional paid-in capital	238,916	227,283
Accumulated other comprehensive loss	(2,582)	(2,853)
Retained earnings	350,506	342,024
Treasury stock, at cost	(257,729)	(252,611)
Total stockholders' equity	329,177	313,909
	$489,220	$468,936

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended March 29, 2019 and March 30, 2018
(unaudited)
(in thousands)

	Quarters Ended
	March 29,	March 30,
	2019	2018

Net Income	$22,712	$20,340

Add back (subtract):

Income taxes	610	2,110
Interest income, net	(1,055)	(530)
Depreciation and amortization	1,590	1,555

EBITDA (1)	23,857	23,475

Stock-based compensation	5,731	6,289

EBITDAS (1)	$29,588	$29,764

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.